Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Remote Dynamics, Inc.
Richardson, Texas
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.’s 333-71340, 333-57281 and 333-120769) and Form S-8 (No.’s 333-2914 and 333-71342) of Remote Dynamics, Inc. of our report dated October 27, 2005 (which report expresses an unqualified opinion and includes explanatory paragraph concerning the company’s ability to continue as a going concern), relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated October 27, 2005 relating to the financial statement schedule, which appears in this Form 10-K.
/s/ BDO Seidman, LLP
Dallas, Texas
December 14, 2005